Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

CELLO TISSUE CORPORATION-OKLAHOMA CITY

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

FIRST: The name of the corporation is Cellu Tissue Corporation — Oklahoma City (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, Delaware, 19808 and the name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100, all of which shall be common stock, $0.01 par value per share.

FIFTH: The corporation hereby confers the power to adopt, amend or repeal the bylaws of the Corporation on the directors.

SIXTH: No director shall have any personal liability to the Corporation or to its stockholders for monetary damages for breach of any fiduciary duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for liabilities of a director imposed by Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the repeal or modification of this provision.

SEVENTH: The Corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving on any other incorporated or unincorporated enterprise in such capacity at the request of the Corporation.

EIGHTH: The name and mailing address of the incorporator are W. Edwin Litton, 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia, 30004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 25th day of February, 2010.

/s/ W. Edwin Litton
W. Edwin Litton
Sole Incorporator